Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREENLANE HOLDINGS, INC.
Greenlane Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:
1.    The name of the Corporation is Greenlane Holdings, Inc. The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on May 2, 2018.
2.    This Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.
3.    The effective time of this Amended and Restated Certificate of Incorporation of the Corporation shall be the date and time it is filed with the Secretary of State of the State of Delaware.
4.    The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the corporation is Greenlane Holdings, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE
The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, in the County of New Castle. The name of the registered agent of the Corporation at that address is Corporation Service Company.
ARTICLE III
CORPORATE PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (the “DGCL”).
ARTICLE IV
AUTHORIZED CAPITAL STOCK
A.The total number of shares of all classes of stock that the Corporation is authorized to issue is six hundred forty million (640,000,000), consisting of (i) six hundred million (600,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”); and (ii) thirty million (30,000,000)shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and (iii) ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share, as of the effective time of this Amended and Restated Certificate of Incorporation and thereafter as may be established by the Board of Directors with respect to any class or series thereof in the applicable Preferred Stock Designation (the “Preferred Stock”).
B.The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series by adopting a resolution or resolutions, and by filing a certificate pursuant to the applicable laws of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the dissolution preferences and the rights in respect to any distribution of assets of any wholly unissued class or series of Preferred Stock, and the treatment in the case of a merger, business combination transaction, or sale of the Corporation’s assets, and to increase or decrease the number of shares of any class or series so created subsequent to the issue of that class or series but not below the number of shares of such class or series then outstanding. In case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors. There shall be no limitation or restriction on any variation between any of the different classes or series of Preferred Stock as to the designations, preferences, limitations, restrictions and relative rights thereof; and the several classes or series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or a committee of the Board of Directors, providing for the issuance of the various classes or series of Preferred Stock. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors.
C.The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of any holders of the Class A Common Stock, Class B Common Stock or Preferred Stock, or of any class or series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.
D.Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:
1.Each share of Class A Common Stock and Class B Common Stock shall entitle the record holder thereof to one (1) vote on all matters on which stockholders generally are entitled to vote.
2.Except as otherwise required in this Amended and Restated Certificate of Incorporation, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).
3.The holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation or to a Preferred Stock Designation that alters or changes the powers, preferences, rights or other terms of one or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other class or series of Preferred Stock, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation or a Preferred Stock Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.
4.No stockholder has any right or will be permitted to cumulate votes in any election of directors.
E.From and after the effective time of this Amended and Restated Certificate of Incorporation, additional shares of Class B Common Stock may be issued only to, and registered in the name of, the LLC Members (as defined below), their respective successors and assigns as well as their respective transferees permitted in accordance with Article IV.I (including all subsequent successors, assigns and permitted transferees) (the “Permitted Class B Owners”), in accordance with this Article IV and the aggregate number of shares of Class B Common Stock following any such issuance registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units (as defined below) held of record by such Permitted Class B Owner under the Operating Agreement (as defined below).
F.As used in this Amended and Restated Certificate of Incorporation:
1.“Common Unit” means a unit of membership interest in the LLC, authorized and issued under the Operating Agreement, and constituting a “Common Unit” as defined in the Operating Agreement as in effect as of the effective time of this Amended and Restated Certificate of Incorporation.
2.“LLC” means Greenlane Holdings, LLC, a Delaware limited liability company, or any successor entities thereto.
3.“LLC Members” means each of the holders of Common Units on the date hereof other than the Corporation (or any subsidiaries of the Corporation).
4.“Operating Agreement” means that certain Third Amended and Restated Operating Agreement, dated as of April 17, 2019, of the LLC, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time.
G.Subject to applicable law and the rights, if any, of the holders of any outstanding class or series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends shall not be declared or paid on the Class B Common Stock.
H.Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed in exchange for shares of Class A Common Stock, or at the Corporation’s option, cash, in accordance with the Operating Agreement (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding up), the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation. A merger, consolidation, reorganization or other business combination of the Corporation with any other person or persons, or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Article IV.H.
I.
1.In connection with the redemption of Common Units pursuant to the Operating Agreement, a holder of Class B Common Stock may surrender shares of Class B Common Stock to the Corporation for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.
2.The following transfer restrictions described in this Article IV.I.2 are referred to as the “Restrictions”.

a.A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if such holder also simultaneously transfers an equal number of such holder’s Common Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Common Units) to such transferee in compliance with the Operating Agreement.
3.Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person or entity shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent for such class of shares (the “Transfer Agent”).
4.Upon a determination by the Board of Directors that a person has attempted or is attempting to transfer or to acquire Restricted Shares, or has purportedly transferred or acquired Restricted Shares, in violation of the Restrictions, the Board of Directors may take such action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.
5.The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article IV.I for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article IV.I. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request to the Secretary, shall be mailed to holders of shares of Class B Common Stock.
6.The Board of Directors shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.
J.To the extent that any Permitted Class B Owner exercises its right pursuant to the Operating Agreement to have its Common Units redeemed by the LLC in accordance with the Operating Agreement, then simultaneous with the payment of, at the Corporation’s election, cash or Class A Common Stock consideration to such Permitted Class B Owner by the LLC (in the case of a redemption) or the Corporation (in the case of an election by the Corporation pursuant to the Operating Agreement to effect a direct exchange with such Permitted Class B Owner), the Corporation shall cancel for no consideration, as applicable, a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. Notwithstanding the Restrictions, (i) in the event that any outstanding share of Class B Common Stock shall cease to be held by a registered holder of Common Units, such share of Class B Common Stock shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such share and such share shall not be re-issued by the Corporation, (ii) in the event that any registered holder of Class B Common Stock no longer holds an interest in a number of Common Units equal to the sum of the number of shares of Class B Common Stock registered in the name of such registered holder, the shares of Class B Common Stock registered in the name of such holder that exceed the number of Common Units held by such holder (as described above) shall automatically and without further action on the part of the Corporation or any holder of Class

B Common Stock be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation, and (iii) in the event that no Permitted Class B Owner owns any Common Units that are redeemable pursuant to the Operating Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.
K.All certificates or book-entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):
THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).
L.The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, Article IV.D, Article IV.H, Article IV.I, Article IV.J, this Article IV.L and Article IV.E hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.
ARTICLE V
RESERVATION OF COMMON STOCK
The Corporation shall at all times reserve and keep available out of its authorized but unissued shares or other securities of each class or series, the number of shares or securities of such class or series required to be available for issuance pursuant to the Operating Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such issuance by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock issued pursuant to the Operating Agreement will, upon issuance, be validly issued, fully paid and non-assessable.
ARTICLE VI
RECLASSIFICATIONS, MERGERS AND OTHER TRANSACTIONS
A.The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock, or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC).
B.The Corporation shall undertake all actions, including, without limitation, a reclassification, dividend, division or recapitalization, with respect to the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of Common Units owned by all Permitted Class B Owners and the number of outstanding shares of Class B Common Stock owned by all Permitted Class B Owners.

C.The Corporation shall not undertake or authorize (i) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class A Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times a one-to-one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, recapitalization or similar event) or combination (by reverse stock split, reclassification, recapitalization or similar event) of the Class B Common Stock that is not accompanied by an identical subdivision or combination of the Common Units to maintain at all times, subject to the provisions of this Amended and Restated Certificate of Incorporation, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock, unless, in the case of clause (i) or (ii) of this Article VI.C, such action is necessary to maintain at all times a one-to- one ratio between the number of Common Units owned by the Corporation and the number of outstanding shares of Class A Common Stock, a one-to-one ratio between the number of Common Units owned by the Permitted Class B Owners and the number of outstanding shares of Class B Common Stock.
D.The Corporation shall not issue, transfer or deliver from treasury stock or repurchase shares of Class A Common Stock unless in connection with any such issuance, transfer, delivery or repurchase the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of Common Units owned by the Corporation will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock, disregarding, for purposes of maintaining the one-to-one ratio, (i) shares of Class A Common Stock issued pursuant to awards made under the Greenlane Holdings, Inc. 2019 Equity Incentive Plan, and any other stock incentive plan adopted by the Corporation from time to time, that have not yet vested thereunder, (ii) treasury stock or (iii) Preferred Stock or other debt or equity securities (including without limitation warrants, options and rights) issued by the Corporation that are convertible or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including without limitation any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Corporation to the equity capital of the LLC). The Corporation shall not issue, transfer or deliver from treasury stock or repurchase or redeem shares of Preferred Stock unless in connection with any such issuance, transfer, delivery, repurchase or redemption, the Corporation takes all requisite action such that, after giving effect to all such issuances, transfers, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the LLC which (in the good faith determination by the Board of Directors) are in the aggregate substantially equivalent in all respects to the outstanding Preferred Stock so issued, transferred, delivered, repurchased or redeemed.
E.The Corporation shall not consolidate, merge, combine or consummate any other transaction (other than an action or transaction for which an adjustment is provided in one of the preceding paragraphs of this Article VI or in Article IV), in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination or other transaction each Common Unit shall be entitled to be exchanged for or converted into (without duplication of any corresponding share of Class A Common Stock which the Corporation may elect to issue upon a redemption of such Common Unit by the holder thereof) the same kind and amount of stock or securities, cash and/or any other property, as the case may be, into which or for which each share of Class A Common Stock is exchanged or converted, in each case to maintain at all times a one-to-one ratio between (x) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one share of Class A Common Stock and (y) the stock or securities, or rights to receive cash and/or any other property issuable in such transaction in exchange for or conversion of one Common Unit. The foregoing provisions of this Article VI.E shall not apply to any action or transaction (including any consolidation, merger or combination) approved by the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, each voting as a separate class.
ARTICLE VII
BYLAW AMENDMENTS
The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”).

ARTICLE VIII
THE BOARD OF DIRECTORS
A.Elections of the directors comprising the Board of Directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.
B.Subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors for the Board of Directors whether or not there exist any vacancies in previously authorized directorships.
C.Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly-created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office and entitled to vote thereon, though less than a quorum, or by a sole remaining director entitled to vote thereon, and not by the stockholders. Any director so chosen shall hold office until the next election and until his successor shall be elected and qualified.
D.Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock entitled to vote at an annual or special meeting duly noticed and called in accordance with this Amended and Restated Certificate of Incorporation.
E.Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.
ARTICLE IX
STOCKHOLDER ACTION WITHOUT MEETING
Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
ARTICLE X
AMENDMENTS
A.The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner, and subject to approval by stockholders as, now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to Article IX shall be effective only upon the affirmative vote of the holders of Common Stock and Preferred Stock then outstanding representing two-thirds or more of the votes eligible to be cast in an election of directors.
B.If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI
LIMITATION ON DIRECTOR LIABILITY
No director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XI shall eliminate or reduce the effect thereof in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article XI, would accrue or arise, prior to such amendment or repeal.
ARTICLE XII
EXCLUSIVE FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Court of Chancery”) of the State of Delaware (or, in the event that the Court of Chancery does not have jurisdiction, any state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or agent of the Corporation to the Corporation or the Corporation’s stockholders or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the Bylaws (as each may be amended from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time), (v) any action asserting a claim as to which the DGCL confers jurisdiction upon the Court of Chancery, or (vi) any action governed by the internal affairs doctrine, in each such case subject to the Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.
Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Aaron LoCascio, its Chief Executive Officer, on this 31st day of August, 2021.

GREENLANE HOLDINGS, INC. By: /s/ Aaron LoCascio Name: Aaron LoCascio Title: Chief Executive Officer